Monarch Casino & Resort Reports First Quarter Net Revenue of $49.8 Million and Adjusted EBITDA of $11.0 Million Inclusive of $1.4 Million of Reno Property Enhancement Expenses

Adjusted EBITDA Rises 14% Excluding Reno Property Enhancement Expenses

RENO, NV -- (Marketwired - April 20, 2016) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the first quarter ended March 31, 2016, as summarized below:

($ in thousands, except per share data and percentages)

                                       Three Months Ended March 31,
                                  --------------------------------------
                                      2016          2015       Increase
                                  ------------  ------------  ----------
   Net revenues                   $     49,749  $     47,171        5.5%
   Adjusted EBITDA (1) (2)              11,042        10,875        1.5%
   Net income (3)                 $      4,575  $      4,043       13.2%
                                  ============  ============  ==========

   Basic EPS (3)                  $       0.27  $       0.24       12.5%
   Diluted EPS (3)                $       0.26  $       0.24        8.3%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2) Adjusted EBITDA for the quarter ended March 31, 2016 includes approximately $1.4 million of redesign and upgrade costs that were expensed during the period.
(3) The effect of the $1.4 million redesign and upgrade costs, expensed on
    Net income and Diluted EPS for the three months ended March 31, 2016, was a decrease in Net Income by $0.9 million and a decrease in Diluted
    EPS by $0.05.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, "Our first quarter 2016 financial results highlight the continued positive momentum we are achieving at Atlantis Casino Resort Spa and Monarch Casino Black Hawk as a result of our ongoing efforts to enhance the properties' gaming and non-gaming offerings, as well as from the overall economic strength in both markets.

"Fiscal 2016 is off to a solid start with Monarch generating a 5.5% increase in total first quarter net revenue despite the disruption related to the redesign and upgrade of the award-winning Toucan Charlie's Buffet at Atlantis Casino Resort Spa. First quarter Adjusted EBITDA rose 1.5% in the quarter, inclusive of $1.4 million of expenses during the period related to the Reno buffet project and, grew approximately 14.0% year over year to $12.4 million when excluding the buffet related costs expensed in the 2016 first quarter. Our teams continue to deliver the world-class gaming, dining and lodging experiences that our guests appreciate, with the goal of securing each property's position as the premier hotel/casino in its respective market.

"The Reno market continues to benefit from an economic resurgence. The key indicators that drive improving economic strength, including consumer confidence, housing prices and employment rates, all demonstrate continued positive momentum. As northern Nevada's premier casino resort, Atlantis Casino Resort Spa remains a prime beneficiary of this regional strength. Consistent with the Company's philosophy of sustained facility enhancement via prudent capital expenditures, in the first quarter we undertook a 70-day project to upgrade our Toucan Charlie's Buffet. The positive guest and media reactions we have received since reopening last month confirm this was a prudent investment that further positions Atlantis as a premier casino resort destination. We also are currently completing the finishing touches on our expanded surface parking adjacent to Atlantis that will provide additional convenient guest access when it opens this quarter.

"Monarch Casino Black Hawk continued to grow market share in what again was a healthy gaming market during the first quarter of 2016. Operating with a full complement of gaming positions, we generated strong revenue and EBITDA growth and we have garnered continued favorable guest feedback following our recent redesign and upgrade of the existing gaming floor. Completion of the new parking structure is on schedule and we expect to open it to the public late in the second quarter of 2016. This milestone then will allow us to raze the existing parking structure in the third quarter and subsequently break ground on the new hotel tower, expanded casino and additional restaurants in the fourth quarter of this year.

"Looking out at the remainder of 2016, we are excited by the opportunities ahead for continued growth. Our ongoing efforts to position Monarch to benefit from the positive market trends in Reno and Black Hawk while focusing on superior guest service and prudent expense management are expected to drive growth at both properties. In addition, the anticipated start of construction later this year on the new Monarch Casino Black Hawk hotel tower and expanded casino will mark the beginning of what we expect to be the Company's next transformative major project."

Summary of 2016 First Quarter Operating Results
For the 2016 first quarter, consolidated net revenues of $49.7 million increased 5.5% year over year, driven by continued growth at both Atlantis and Monarch Black Hawk despite the 70-day closure for upgrade of the buffet at Atlantis, which was completed in March 2016. Casino revenues rose 6.1% year over year, food and beverage revenues grew 2.4% and hotel revenues increased 7.7%. Consolidated promotional allowances increased by $0.5 million, or 4.3%. As a percentage of gross revenues, promotional allowances decreased to 18.3% from 18.5% in the prior year first quarter.

Consolidated Adjusted EBITDA increased $0.2 million, or 1.5%, year over year to $11.0 million in the first quarter of 2016 inclusive of $1.4 million in expenses related to the renovation of Toucan Charlie's Buffet at Atlantis. Excluding these expenses, Adjusted EBITDA grew approximately 14.0% over the prior-year period to $12.4 million.

Casino operating expenses as a percentage of casino revenues were 43.6% for the first quarter of 2016 and flat with the prior year first quarter. Food and beverage operating expense as a percentage of food and beverage revenues for the 2016 first quarter increased to 43.1% from 39.8% in the 2015 first quarter due primarily to an increase in expenses related to the buffet renovation at Atlantis. Hotel operating expenses as a percentage of hotel revenues decreased to 31.6% in the first quarter of 2016 compared to 32.1% in the prior year due primarily to the higher revenue and lower equipment and miscellaneous replacement expense.

Selling, general and administrative ("SG&A") expenses for the 2016 first quarter increased $0.6 million, or 4.5%, over the 2015 first quarter, driven primarily by higher payroll expenses and the rent expense related to the parking lot lease at Atlantis.

Monarch Black Hawk Expansion
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through March 31, 2016:

                        ----------------------------------------------------
                                        Total
                                        Spent
$ in millions                          Through
                                      March 31,    Left to      Estimated
                            Cost        2016        Spend    Completion Date
                        ------------ ---------- ------------ ---------------
I. Existing Facility
  Monarch Casino Black
   Hawk (1)                  $76         $76          -         Completed
  Existing Facility                                              Interior
   Upgrade (2)(3)                                               completed;
                                                              Exterior 2016-
                          $34 - $36      $18      $16 - $18        2017
                        ------------ ---------- ------------
      Total Existing
       Facility          $110 - $112     $94      $16 - $18
                        ------------ ---------- ------------

II. Expansion
  Acquired Land Parcels      $10         $10          -         Completed
  Parking Structure (3)   $38 - $41      $31      $7 - $10         2Q16
  Hotel Tower & Casino
   (4)                   $229 - $234      -      $229 - $234       3Q18
  Other (3)               $8 - $10       $8        $0 - $2         3Q18
                        ------------ ---------- ------------
      Total Expansion    $285 - $295     $49     $236 - $246
                        ------------ ---------- ------------
      Total Cost         $395 - $407    $143     $252 - $264
                        ============ ========== ============

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Black Hawk (formerly
    Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to interior, which was completed in August 2015, and exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

During the first quarter of 2016, the Company made additional progress on the construction of the new parking structure. Following the completion and opening of the new parking structure, which is expected late in the second quarter of 2016, the existing parking structure will be razed. Thereafter construction of the hotel tower and casino expansion will begin, with an expected completion date in the third quarter of 2018.

Credit Facility and Liquidity
During the 2016 first quarter, the Company made net principal payments of $5.5 million which reduced the amount outstanding on its credit facility to $35.4 million as of March 31, 2016. Capital expenditures of $8.5 million in the first quarter of 2016 represent: costs related to the Monarch Black Hawk master development plan; costs related to the redesign and upgrade of Toucan Charlie's Buffet at Atlantis; and costs related to the acquisition and replacement of gaming and other equipment. Capital expenditures in the first quarter were funded from the Company's operating cash flows.

Interest expense for the 2016 first quarter decreased to $0.1 million from $0.2 million in the first quarter of 2015 due to lower average outstanding borrowings in the 2016 first quarter compared to the 2015 first quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to expand or replace its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                                Three months ended March 31,
                                                 --------------------------
                                                     2016          2015
                                                 ------------  ------------
Revenues
  Casino                                         $     39,732  $     37,439
  Food and beverage                                    13,414        13,103
  Hotel                                                 5,103         4,737
  Other                                                 2,671         2,600
                                                 ------------  ------------
    Gross revenues                                     60,920        57,879
  Less promotional allowances                         (11,171)      (10,708)
                                                 ------------  ------------
    Net revenues                                       49,749        47,171
                                                 ------------  ------------

Operating expenses
  Casino                                               17,330        16,336
  Food and beverage                                     5,780         5,219
  Hotel                                                 1,614         1,519
  Other                                                   959           934
  Selling, general and administrative                  13,151        12,579
  Depreciation and amortization                         3,700         4,131
  Loss (gain) on disposition of assets                     56           (18)
                                                 ------------  ------------
    Total operating expenses                           42,590        40,700
                                                 ------------  ------------
    Income from operations                              7,159         6,471
                                                 ------------  ------------

Other expenses
  Interest expense, net of amounts capitalized            (85)         (219)
                                                 ------------  ------------
    Total other expense                                   (85)         (219)
                                                 ------------  ------------

  Income before income taxes                            7,074         6,252
Provision for income taxes                             (2,499)       (2,209)
                                                 ------------  ------------
  Net income                                     $      4,575  $      4,043
                                                 ============  ============

Earnings per share of common stock
Net income
  Basic                                          $       0.27  $       0.24
  Diluted                                        $       0.26  $       0.24

Weighted average number of common shares and
 potential common shares outstanding
Basic                                                  17,211        16,821
Diluted                                                17,540        17,198

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                                   March 31,   December 31,
                                                     2016          2015
                                                 ------------  ------------
                                                  (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                      $     18,409  $     21,164
  Receivables, net                                      3,480         3,729
  Income taxes receivable                                   -           611
  Inventories                                           2,838         2,881
  Prepaid expenses                                      3,696         3,402
                                                 ------------  ------------
    Total current assets                               28,423        31,787
                                                 ------------  ------------
Property and equipment
  Land                                                 29,549        29,549
  Land improvements                                     6,701         6,701
  Buildings                                           150,860       150,966
  Buildings improvements                               23,250        23,255
  Furniture and equipment                             136,432       134,704
  Construction in progress                             41,870        37,424
  Leasehold improvements                                1,347         1,347
                                                 ------------  ------------
                                                      390,009       383,946
  Less accumulated depreciation and amortization     (181,392)     (180,792)
                                                 ------------  ------------
    Net property and equipment                        208,617       203,154
                                                 ------------  ------------
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                5,909         6,200
  Deferred income taxes                                 7,415         7,415
  Other assets, net                                     1,103         1,179
                                                 ------------  ------------
    Total other assets                                 39,538        39,905
                                                 ------------  ------------
    Total assets                                 $    276,578  $    274,846
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt              $     35,400  $     40,900
  Accounts payable                                      8,000         6,747
  Construction accounts payable                         1,873         1,407
  Accrued expenses                                     20,478        21,873
  Income taxes payable                                  1,830             -
                                                 ------------  ------------
    Total current liabilities                          67,581        70,927
                                                 ------------  ------------
    Total liabilities                                  67,581        70,927
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000
   shares authorized;                                     191           191
  19,096,300 shares issued; 17,233,295
   outstanding at March 31, 2016; 17,202,699
   outstanding at December 31, 2015
  Additional paid - in capital                         22,673        22,728
  Treasury stock, 1,863,005 shares at March 31,
   2016; 1,893,601 shares at December 31, 2015        (25,846)      (26,404)
  Retained earnings                                   211,979       207,404
                                                 ------------  ------------
    Total stockholders' equity                        208,997       203,919
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $    276,578  $    274,846
                                                 ============  ============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
              RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
                         (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-
 GAAP financial measure, to net income, a GAAP financial measure:

                                                Three months ended March 31,
                                                 --------------------------
                                                     2016          2015
                                                 ------------  ------------
    Adjusted EBITDA (1)                          $     11,042  $     10,875
Expenses:
  Stock based compensation                               (127)         (291)
  Depreciation and amortization                        (3,700)       (4,131)
  Interest expense, net of amount capitalized             (85)         (219)
  Gain (loss) on disposition of assets                    (56)           18
  Provision for income taxes                           (2,499)       (2,209)
                                                 ------------  ------------
    Net income                                   $      4,575  $      4,043
                                                 ============  ============

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com